EXHIBIT 99.1

AGS Completes Acquisition of Cadillac Jack
Transaction Creates Excellent Growth Opportunities in the Class II and Class III Gaming Space

LAS VEGAS, June 1, 2015 – On Friday, May 29, 2015, AGS (“Company”), a leading supplier of Class II and Class III slot machines as well as live table games, finalized the acquisition of Cadillac Jack, a leading provider of Class II gaming machines for the North American tribal gaming market, with key regions of operation including Alabama, Mexico, and Wisconsin. As previously announced on March 30, 2015, the deal is valued at $370 million in cash plus a promissory note of $12 million. The acquisition was financed in part with the net proceeds of $265 million of incremental term loans incurred by AP Gaming I, LLC under its First Lien Credit Agreement and $115 million principal amount of 11.25% senior secured PIK notes due 2021 issued by AP Gaming Holdco, Inc.

“I am excited to start a new chapter in the AGS growth story,” said David Lopez, Chief Executive Officer for AGS. “Adding Cadillac Jack to the AGS family creates a bigger, broader, and more powerful gaming solutions provider. This is a significant milestone for our company and – in combination with our recent entry into table games and the acquisition of Colossal – further solidifies AGS as a serious player in the gaming space. Each organization’s respective strengths create excellent growth opportunities in the Class II and Class III markets, as well as an increased geographic footprint.”

“We are committed to our customers, employees, and stakeholders to complete this integration as efficiently as possible,” stated Lopez. “Our two businesses are highly complementary and very familiar with one another. The wealth of experience possessed by the combined team, along with the financial backing from our sponsors at Apollo, will allow us to effectively grow and improve our business.”

“I would like to thank everyone involved in leading to this successful and accelerated close,” added Lopez. “I am especially grateful to each and every team member from both organizations for staying focused on their business objectives throughout this transaction. The team is very excited for the prospects of our newly combined company and looks forward to our many future opportunities together.”

AGS was acquired in December 2013 by funds managed by affiliates of Apollo Global Management, LLC (NYSE: APO).

Paul, Weiss, Rifkind, Wharton & Garrison LLP served as legal advisor to AGS in connection with the transaction. Global Leisure Partners served as financial advisor to AGS in connection with the transaction.

About AGS
AGS is a full-service designer and manufacturer of gaming products for the casino floor. The Company’s roots are in the Class II, Native American market, and it has recently expanded its product lines to include top performing slot games for the Class III commercial marketplace as well as live felt table games. Connect with the Company on its corporate website, Facebook, Twitter, Instagram, and LinkedIn.

About Apollo Global Management
Apollo is a leading global alternative investment manager with offices in New York, Los Angeles, Houston, Chicago, Bethesda, Toronto, London, Frankfurt, Luxembourg, Madrid, Mumbai, Delhi, Singapore, Shanghai and Hong Kong. Apollo had assets under management of approximately $163 billion as of March 31, 2015 in private equity, credit and real estate funds invested across a core group of nine industries where Apollo has considerable knowledge and resources. For more information about Apollo, please visit www.agm.com.

About Cadillac Jack
Cadillac Jack is a leading designer and supplier of electronic games and systems for the regulated global gaming industry with more than 13,000 units installed in hundreds of casinos across the United States and Mexico, the majority on a recurring revenue basis. The company is a leader in the Class II Native American and Mexican gaming markets and has recently established a growing business in Class III machines for the Native American, commercial and charity markets. Cadillac Jack has recently begun to develop online versions of some of its popular land-based game titles. Cadillac Jack’s product portfolio includes an expansive games library of more than 165 game titles available on multiple cabinets, progressive product lines, and slot management services and systems.

For Media Inquiries
AGS
Dan Taylor, Director of Corporate Communications
702-724-1187
d.taylor@PlayAGS.com